EXHIBIT 99.1


                                  NEWS RELEASE
CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

                              FOR IMMEDIATE RELEASE

         STAGE STORES, INC. PROVIDES THIRD QUARTER 1998 SALES UPDATE
 -- Comparable Store Sales Up 5% For The Six Week, Quarter-To-Date Period --

                        ------------------------------

HOUSTON, TX, September 16, 1998 -- Stage Stores, Inc. (NYSE: SGE) today reported that comparable store sales for the six week, quarter-to-date period ended September 12, 1998 increased 5%. Total sales, although not comparable with last year as a result of the liquidation sales associated with the C.R. Anthony store conversions, were up 2% over the same period last year. The Company's sales results for the entire third quarter will be reported on Thursday, November 5, 1998.

Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "The positive sales trends that we have seen so far this quarter were fueled by back-to-school shopping, spring and summer clearance events and our continuing heightened promotional initiatives. We also benefited from a moderation in the extreme weather that was prevalent throughout most of our primary market areas for much of the second quarter. As you know, we typically only report sales on a quarterly basis. However, given our most recently published results, we felt it was important to provide updated guidance with respect to our current trends."

Mr. Tooker, concluded, "Although we are encouraged by the sales trends that we have experienced to date in the third quarter, we continue to remain cautious in our outlook for the remainder of the third quarter and the all important fourth quarter. Since sales for the quarter-to-date period have been driven by our stepped-up promotional activities and our spring and summer clearance events, gross margins will be below our historical level. At this time, we are comfortable with the current range of analysts' earnings forecasts for the third quarter."

The Company also announced that it will host a conference call today, September 16, 1998 at 10:00 AM (Eastern Time). All those wishing to participate should call (703) 736-7228.


Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the central United States. The company operated 630 stores in 28 states at the end of the second quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

                              #          #          #


                                       4